Exhibit 99.1
CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Announces Upsized Share Repurchase Authorization and Planned Increase in Dividend

Continued Execution on ‘20/20 Vision’ Comprehensive Long-Term Capital Allocation Plan

•Increasing share repurchase authorization by an additional $4 billion through 2027

•Plan to increase third quarter 2024 dividend by ~15% to $2.00 per common share annualized1

HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) announced today that its Board of Directors has approved an increase in its share repurchase authorization by an additional $4 billion through 2027, and a plan to increase its quarterly dividend by approximately 15% to $2.00 per common share annualized, commencing with the third quarter 2024.

Today’s announcement highlights Cheniere’s robust cash flow generation and visibility while demonstrating further execution on Cheniere’s ‘20/20 Vision’ capital allocation plan (the “Plan”). Introduced in 2022, the Plan is designed to enable continued investment in Cheniere’s robust and accretive organic growth project pipeline, return meaningful capital to shareholders via share repurchases and a stable and growing dividend, and achieve and maintain investment grade credit metrics. Since the Plan’s announcement, Cheniere has funded accretive, brownfield growth, bringing the Corpus Christi Stage 3 Project to over 60% complete2, repurchased approximately 10% of shares outstanding while growing its dividend by over 30%, and achieved investment grade ratings throughout the corporate structure.

“These increases reflect the continued follow through with our ‘20/20 Vision’ capital allocation plan, which is enabled by Cheniere’s outstanding financial performance, as well as our steadfast commitment to safety and operational excellence throughout our business. The new repurchase authorization will enable us to further reduce share count, and the increased dividend will enhance capital returns while retaining significant financial flexibility to fund accretive growth,” said Zach Davis, Cheniere’s Executive Vice President and Chief Financial Officer. “This announcement solidifies our line of sight towards the goals of the capital allocation plan to maximize shareholder value by deploying over $20 billion of available cash towards accretive growth, capital returns, and a sustainable investment grade balance sheet, in order to generate over $20 per share in run-rate distributable cash flow for shareholders.”

Members of Cheniere’s executive management are scheduled to present at the 2024 J.P. Morgan Energy, Power and Renewables Conference in New York City on June 18, 2024 at 11:30 AM Eastern Time. Related presentation materials are available on the Cheniere website at www.cheniere.com.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG

1 Subject to declaration by Board of Directors.
2 Corpus Christi Stage 3 project completion is as of May 31, 2024 and reflects engineering 92.9% complete, procurement 78.0% complete, subcontract 82.1% complete and construction 22.3% complete.

value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission.

Dividends
Future amounts and payment dates of quarterly cash dividends will be subject to the determination and approval of Cheniere’s Board of Directors. The decision by the Board of Directors whether to pay any future dividends and the amount of any such dividends will be based on, among other things, Cheniere's financial position, results of operations, cash flows, capital requirements, restrictions under Cheniere's existing credit agreements and the requirements of applicable law.

Share Repurchase Authorization
Under the share repurchase authorization, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The timing and amount of any shares of Cheniere’s common stock that are repurchased under the share repurchase authorization will be determined by Cheniere’s management based on market conditions and other factors. The share repurchase authorization does not obligate Cheniere to acquire any particular amount of common stock, and may be modified, suspended or discontinued at any time or from time to time at Cheniere’s discretion.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

Contacts

Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Bernardo Fallas	713-375-5593